Exhibit 99.1

Media General Reports Fourth-Quarter and Full-Year 2013 Results

RICHMOND, Va.--(BUSINESS WIRE)--February 27, 2014--Media General, Inc. (NYSE: MEG), a local broadcast television and digital media company, today reported fourth-quarter and full-year 2013 results.

“The merger of Media General and Young Broadcasting on November 12, 2013, was a renaissance event for both companies. This business combination created a new, diversified broadcast and digital company with a strong balance sheet, generating robust cash flows. Indeed, our year-end 2013 net leverage was 4.27x, based on our credit agreement, even better than we’d anticipated,” said George L. Mahoney, president and chief executive officer of Media General.

“We expect a particularly strong year in 2014, when we benefit from advertising associated with the Winter Olympics and this year’s elections as well as growing revenue from the rising market for retransmission revenues. Additionally, our digital and mobile platforms are providing new, accelerating opportunities to generate higher revenues,” said Mr. Mahoney.

In accordance with generally accepted accounting principles (GAAP), the merger was accounted for as a reverse acquisition. While Media General, Inc. is the legal acquirer and the name of the combined entity, for financial reporting purposes, the historical financial statements of the accounting acquirer, Young, are now the historical financial statements of the new Media General. Consequently, the official consolidated financial statements reported in this press release include only the operating results for Young for the periods prior to November 12, 2013.

This release first discusses GAAP results for the fourth quarter of 2013; these results do not include most of legacy Media General’s results in 2013 or any in 2012. Because legacy Media General results represent more than half of the combined company’s net operating revenue and broadcast cash flow, the company has appended Supplemental Combined Company Information to this press release. The as adjusted results do not include the operating and finance synergies of the combined company. A discussion of these as adjusted fourth-quarter results follows the GAAP discussion.

GAAP Results for Fourth Quarter 2013

In the fourth quarter of 2013, net loss attributable to Media General was $5.2 million, or 7 cents per share, based on weighted-average diluted common shares outstanding of 69.8 million. Net income attributable to Media General in the fourth quarter of 2012 was $19.1 million, or 30 cents per share, based on weighted-average diluted common shares outstanding of 64.2 million. Merger-related expenses of $5.5 million and debt modification and extinguishment costs of $4.5 million caused the loss in the 2013 fourth quarter. In accordance with GAAP, the presentation of “net income (loss) attributable to Media General” does not include the results of WXXA-TV or WLAJ-TV.

Net operating revenue in the fourth quarter of 2013 was $110 million, compared with $71.4 million in the prior year, with the increase reflecting merger and acquisition activity offset by the relative absence of 2012’s extremely strong fourth-quarter Political revenue.

Total operating costs in the fourth quarter of 2013 were $100.3 million, compared with $49.4 million in the fourth quarter of 2012, with the increase again attributable to merger and acquisition activity.

Operating income in the fourth quarter of 2013 was $9.7 million, compared with $22.1 million in the fourth quarter of 2012. Both the acquisition activity and the relative absence of Political revenues contributed to the decline.

Broadcast cash flow in the fourth quarter of 2013 was $41.7 million, compared with $36.3 million in the fourth quarter of 2012 for the same reasons noted above.

Non-GAAP Results for Fourth Quarter 2013 (Combined Company)

The appended Supplemental Combined Company Information was derived from the historical results of operations of legacy Media General and Young and contains pre- and post-merger transactions and accounting estimates. The "As Adjusted" column provides certain financial information for the combined company for the fourth quarter and full year 2013. The purpose of the "Adjustments" column in each section is to include legacy Media General revenues and expenses for the periods prior to November 12, 2013. No other adjustments have been made to the supplemental financial information, which is purely informational and does not purport to be indicative of what would have happened had the merger occurred as of the beginning of the period presented, nor is it indicative of results that may occur in the future, nor does it include the operating and finance synergies of the combined company.

As adjusted net operating revenue in the fourth quarter of 2013 was $149.1 million, with the decrease compared to 2012 primarily the result of lower Political revenues. As adjusted total operating costs in the fourth quarter of 2013 were $140.2 million, with the increase compared to 2012 primarily attributable to merger-related costs and higher stock-based compensation due to the company’s increased stock price. This resulted in as adjusted operating income and broadcast cash flow in the fourth quarter of 2013 of $8.9 million and $55.1 million, respectively. The quarter-over-quarter decline in Political spending, along with as adjusted merger-related expenses of $13.4 million, contributed to the overall decline.

Media General provides the non-GAAP financial metrics of broadcast cash flow, EBITDA as adjusted, after-tax cash flow, free cash flow and the Supplemental Combined Company Information. The company believes these metrics are alternative measures used in peer comparison and by lenders, investors, financial analysts and rating agencies to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements is included in this news release.

Outlook for 2014

For the full-year 2014, Media General currently anticipates the following:

Political revenues are expected to be robust. Media General operates in the battleground states of Iowa, Florida, Michigan, North Carolina, Ohio, Virginia and Wisconsin. The company expects to benefit from contested Senate races in eight states, from contested gubernatorial races in seven states and from a number of contested races for seats in the U.S. House of Representatives. As adjusted Political revenues in 2012 were a record $113.4 million, and as adjusted political revenues in 2010 were $69 million.

Retransmission revenues are expected to increase by more than 40% in 2014, depending on subscriber counts, compared with as adjusted retransmission revenues of $94 million in 2013.

As adjusted Olympics revenues from the 2010 Winter Olympics totaled $7.8 million, and revenues from the 2014 Winter Olympics were $11.6 million.

Digital revenues are expected to increase by more than 20% from as adjusted digital revenues in 2013 of $19.6 million.

Expenses will increase in 2014, in particular for employee salary and benefits and for fees paid to networks. The major component of fees paid to networks is commonly referred to as “reverse compensation;” reverse compensation in 2014 is expected to be approximately $50 million, compared with as adjusted $34 million in 2013.

Corporate and other expenses in 2014 are expected to be in the range of $37 million to $38 million, with core corporate expense accounting for approximately one-half of the total; the remainder is primarily for incentive compensation (including station management bonuses) and non-cash stock-based compensation.

Based on current LIBOR rates, cash interest expense in 2014 is expected to be approximately $39 million.

At December 31, 2013, the company has $681 million of net operating loss (NOL) carryforwards. These NOLs are available to offset future income.

Capital expenditures are expected to be approximately $41-42 million in 2014, and they then should reduce to maintenance levels of $15-20 million for at least the next several years.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

Conference Call and Webcast

The company will hold a conference call with investors today at 11:00 a.m. ET. To dial in to the call, investors may call (800) 708-4539 about 10 minutes prior to the 11:00 a.m. start. The participant passcode is 36685360.

All others may access a live webcast by visiting www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance. A replay of the webcast will be available online at www.mediageneral.com beginning at 1:30 p.m. today. A telephone replay will also be available, beginning at 1:30 p.m. on February 27, 2014, and ending at 11:59 p.m. on March 6, 2014, by dialing (888) 843-7419 or (630) 652-3042 and using the passcode 36685360.

About Media General

Media General, Inc. is a leading local television broadcasting and digital media company, providing top-rated news, information and entertainment in strong markets across the U.S. The company owns or operates 31 network-affiliated broadcast television stations and their associated digital media and mobile platforms, in 28 markets. These stations reach 16.5 million, or 14%, of U.S. TV households. Their network affiliations include CBS (12), NBC (9), ABC (7), Fox (1), MyNetwork TV (1) and CW (1). Sixteen of the 31 stations are located in the top 75 designated market areas. Media General first entered the local television business in 1955 when it launched WFLA in Tampa, Florida as an NBC affiliate. The company subsequently expanded its station portfolio through acquisition. In November of 2013, Media General and Young Broadcasting merged, combining Media General’s 18 stations and Young’s 13 stations into the 31-member group that exists today. Five of the stations have been on the air since 1949: WCMH in Columbus, Ohio; WVTM in Birmingham, Alabama; WJAR in Providence, Rhode, Island; KWQC in Davenport, Iowa; and KRON in San Francisco.

Contact Media General

Media General maintains extensive company information on its website www.mediageneral.com. The company’s media and investor contact is Lou Anne J. Nabhan, Vice President-Corporate Communications, lnabhan@mediageneral.com or 804-887-5120.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months		Twelve Months
	Ending (1)		Ending (1)
	December 31,	December 31,	December 31,	December 31,
(Unaudited, in thousands except per share amounts)	2013	2012	2013	2012

Net operating revenue	$109,988	$71,439	$269,912	$228,183

Operating costs:
Operating expenses, excluding depreciation expense	35,815	17,972	95,214	68,899
Selling, general and administrative expenses	28,259	14,866	71,243	55,000
Amortization of program license rights	3,929	2,278	11,362	9,022
Corporate and other expenses	14,285	10,077	19,016	23,531
Depreciation and amortization	12,156	4,170	25,772	16,179
Loss on disposal of property and equipment, net	431	11	399	59
Merger-related expenses	5,456	---	13,079	---
Total operating costs	100,331	49,374	236,085	172,690
Operating income	9,657	22,065	33,827	55,493

Other income (expense):
Interest expense	(6,544)	(1,833)	(12,687)	(7,830)
Debt modification and extinguishment costs	(4,509)	---	(4,509)	---
Other, net	127	8,560	48	8,680
Total other income (expense)	(10,926)	6,727	(17,148)	850

Income (loss) before income taxes	(1,269)	28,792	16,679	56,343
Income tax expense	(4,980)	(9,656)	(12,325)	(20,380)

Net income (loss)	(6,249)	19,136	4,354	35,963
Net income (loss) attributable to noncontrolling interests (included above)	(1,092)	42	(1,786)	42
Net income (loss) attributable to Media General (2)	$(5,157)	$19,094	$6,140	$35,921

Earnings (loss) per common share (basic and diluted):
Net earnings (loss) per common share (basic)	$(0.07)	$0.42	$0.11	$0.82
Net earnings (loss) per common share (assuming dilution)	$(0.07)	$0.30	$0.10	$0.53

Weighted-average common shares outstanding:
Basic (3)	69,757	45,471	53,337	43,590
Diluted (3)	69,757	64,164	64,101	68,079

(1) On November 12, 2013, Media General, Inc. and New Young Broadcasting Holding Co., Inc. (the Former Young Company) were combined in an all-stock merger transaction. The merger was accounted for as a reverse acquisition. For financial reporting purposes only, the Former Young Company is the acquirer and the continuing reporting entity, but has been renamed Media General, Inc. Consequently, the consolidated financial statements of Media General, Inc., the legal acquirer and the continuing public corporation in the transaction, include the operating results for only the Former Young Company for periods prior to November 12, 2013.

(2) In accordance with generally accepted accounting principles, the Company has presented the caption "Net income (loss) attributable to Media General" which excludes the Net income (loss) attributable to noncontrolling interests. Net income (loss) attributable to noncontrolling interests include the results of operation for WXXA-TV and WLAJ-TV. The Company does not own these stations but provides essential services to the stations under joint sales and shared services agreement and also guarantees the debt of both stations. Accordingly the Company consolidates the stations.

(3) For periods prior to November 12, 2013, weighted-average common shares outstanding include the Former Young Company's common shares and share equivalents multiplied by the exchange ratio: 730.6171 shares of Media General for each share and share equivalent of the Former Young Company. Beginning on November 12, 2013, weighted-average common shares include the share and share equivalents of the combined company.

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Unaudited, in thousands)	2013	2012 (4)

ASSETS

Current assets:
Cash and cash equivalents	$71,618	$24,244
Trade accounts receivable, net	110,283	38,073
Current deferred tax asset	7,506	1,647
Prepaid expenses and other current assets	13,889	8,623
Total current assets	203,296	72,587

Property and equipment, net	285,467	100,656
Deferred tax asset long-term	42,711	14,339
Other assets, net	35,477	4,476
Definite lived intangible assets, net	239,642	33,053
Broadcast licenses	573,300	206,200
Goodwill	541,475	51,886
Total assets	$1,921,368	$483,197

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	$11,783	$5,645
Accrued salaries and wages	14,183	6,146
Other accrued expenses and other current liabilities	42,656	22,378
Current installments of long-term debt	11,217	17,200
Current installments of obligation under capital leases	153	115
Total current liabilities	79,992	51,484

Long-term debt	905,783	135,998
Obligations under capital leases, excluding current installments	1,156	1,149
Retirement and postretirement plans	155,309	5,981
Other liabilities	43,891	1,594
Total liabilities	1,186,131	196,206

Total stockholders' equity attributable to Media General	736,981	286,949
Noncontrolling interests	(1,744)	42
Total stockholders' equity	735,237	286,991
Total liabilities and stockholders' equity	$1,921,368	$483,197

(4) On November 12, 2013, Media General, Inc. and New Young Broadcasting Holding Co., Inc. (the Former Young Company) were combined in an all-stock merger transaction. The merger was accounted for as a reverse acquisition in accordance with FASB Accounting Standards Codification Topic 805 (ASC 805), Business Combinations. For financial reporting purposes only, the Former Young Company is the acquirer and the continuing reporting entity, but has been renamed Media General, Inc. Consequently, the consolidated financial statements of Media General, Inc., the legal acquirer and the continuing public corporation in the transaction, includes only the financial position of the Former Young Company as of December 31, 2012.

SUPPLEMENTAL INFORMATION
Media General, Inc.

Broadcast Cash Flow

	Three Months Ending		Twelve Months Ending
	December 31,	December 31,	December 31,	December 31,
(Unaudited, in thousands)	2013	2012	2013	2012

Operating income	$9,657	$22,065	$33,827	$55,493
Add:
Corporate and other expenses	14,285	10,077	19,016	23,531
Depreciation and amortization	12,156	4,170	25,772	16,179
Loss on disposal of property and equipment, net	431	11	399	59
Program license rights, net	(246)	---	(246)	---
Merger-related expenses	5,456	---	13,079	---
Broadcast cash flow	$41,739	$36,323	$91,847	$95,262

Net operating revenue	$109,988	$71,439	$269,912	$228,183

Broadcast cash flow margin	38%	51%	34%	42%

EBITDA as adjusted, After-tax Cash Flow, and Free Cash Flow

	Three Months Ending		Twelve Months Ending
	December 31,	December 31,	December 31,	December 31,
(Unaudited, in thousands)	2013	2012	2013	2012

Net income (loss)	$(6,249)	$19,136	$4,354	$35,963
Interest expense	6,544	1,833	12,687	7,830
Debt modification and extinguishment costs	4,509	---	4,509	---
Depreciation and amortization	12,156	4,170	25,772	16,179
Taxes	4,980	9,656	12,325	20,380
Reversal of Gray liabilities (5)	---	(8,000)	(1,769)	(8,000)
Merger-related expenses	5,456	---	13,079	---

EBITDA as adjusted	$27,396	$26,795	$70,957	$72,352

Net income (loss)	$(6,249)	$19,136	$4,354	$35,963
Debt modification and extinguishment costs	4,509	---	4,509	---
Depreciation and software amortization	12,156	4,170	25,772	16,179
Taxes	4,980	9,656	12,325	20,380
Reversal of Gray liabilities (5)	---	(8,000)	(1,769)	(8,000)

After-tax cash flow	$15,396	$24,962	$45,191	$64,522

After-tax cash flow	$15,396	$24,962	$45,191	$64,522
Capital expenditures	6,915	2,522	15,166	11,612

Free cash flow	$8,481	$22,440	$30,025	$52,910

(5) The Former Young Company had a management agreement with Gray Television, Inc. (Gray), the term of which expired on December 31, 2012. In addition to certain management fees, as part of the management agreement, if the Former Young Company had been sold prior to December 31, 2012, then Gray would have received a portion of the aggregate sales price above a specified threshold. The Former Young Company was not sold and the liability was reversed as other income on the consolidated statements of operations in the fourth quarter of 2012. In August 2013, the Former Young Company made a payment of $7.1 million to Gray in accordance with the terms of the management agreement. This was a final payment and satisfied any remaining obligations the Former Young Company had in relation to that agreement. The Company reversed its remaining accrued liability of $1.8 million as a reduction of corporate and other expenses on the consolidated statements of operations in the third quarter of 2013.

SUPPLEMENTAL INFORMATION
Media General, Inc.

Corporate and other expenses

	Three Months Ending		Twelve Months Ending
	December 31,	December 31,	December 31,	December 31,
(Unaudited, in thousands)	2013	2012	2013	2012
Corporate (excluding depreciation and amortization)	$4,706	$3,662	$9,097	$9,751
Corporate severance	550	-	1,184	500
Legacy benefit costs	(244)	-	(244)	-
Incentive compensation	9,171	380	10,646	1,218
Gray management fee (6)	-	6,035	(1,769)	12,062
Other operating expenses	102	-	102	-
Corporate and other expenses	$14,285	$10,077	$19,016	$23,531

(6) The Former Young Company had a management agreement with Gray Television, Inc. (Gray) the term of which expired on December 31, 2012, which required the Former Young Company to pay Gray certain management fees. In August 2013, the Former Young Company made a payment of $7.1 million to Gray in accordance with the terms of the management agreement. This was a final payment and satisfied any remaining obligations the Former Young Company had in relation to that agreement. The Company reversed its remaining accrued liability of $1.8 million as a reduction of corporate and other expenses on the consolidated statements of operations in the third quarter of 2013.

SUPPLEMENTAL COMBINED COMPANY INFORMATION
Media General, Inc.

The supplemental financial information presented below was derived from the historical results of operations of Media General, Inc. and Young. The "As Adjusted" column in each section provides certain financial information for the combined company for the fourth quarter. The purpose of the "Adjustments" column in each section is to include legacy Media General revenues and expenses for periods prior to November 12, 2013. No other adjustments have been made to the supplemental financial information. The supplemental information provided does not purport to be indicative of what would have happened had the merger actually occurred as of the beginning of the period presented, nor is it indicative of results which may occur in the future.

Supplemental Summary of Combined Company Operating Income (Loss)

	Three Months Ending December 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted

Net operating revenue	$109,988	$39,118	$149,106

Operating costs:
Operating expenses, excluding depreciation expense	35,815	12,143	47,958
Selling, general and administrative expenses	28,259	12,603	40,862
Amortization of program license rights	3,929	1,258	5,187
Corporate and other expenses	14,285	4,312	18,597
Depreciation and amortization	12,156	1,369	13,525
Loss on disposal of property and equipment, net	431	206	637
Merger-related expenses	5,456	7,974	13,430
Total operating costs	100,331	39,865	140,196
Operating income (loss)	$9,657	$(747)	$8,910

Supplemental Combined Company Selected Revenue Categories

	Three Months Ending December 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted
Local (gross)	$63,954	$22,836	$86,790
National (gross)	29,249	11,134	40,383
Political (gross)	1,791	1,288	3,079
Retransmission (gross)	18,399	5,571	23,970
Digital (gross)	4,124	1,374	5,498

Supplemental Combined Company Broadcast Cash Flow
	Three Months Ending December 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted

Operating income (loss)	$9,657	$(747)	$8,910
Add:
Corporate and other expenses	14,285	4,312	18,597
Depreciation and amortization	12,156	1,369	13,525
Loss on disposal of property and equipment, net	431	206	637
Program license rights, net	(246)	210	(36)
Merger-related expenses	5,456	7,974	13,430
Broadcast cash flow	$41,739	$13,324	$55,063

Net operating revenue	$109,988		$149,106

Broadcast cash flow margin	38%		37%

Supplemental Combined Company Corporate and Other Expenses
	Three Months Ending December 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted

Corporate and other expenses
Corporate (excluding depreciation and amortization)	$4,706	$2,182	$6,888
Corporate severance	550	-	550
Legacy benefit costs	(244)	413	169
Incentive compensation	9,171	915	10,086
Other operating expenses	102	802	904
Total corporate and other expenses	$14,285	$4,312	$18,597

SUPPLEMENTAL COMBINED COMPANY INFORMATION
Media General, Inc.

The supplemental financial information presented below was derived from the historical results of operations of Media General, Inc. and Young. The "As Adjusted" column in each section provides certain financial information for the combined company for the full year. The purpose of the "Adjustments" column in each section is to include legacy Media General revenues and expenses for periods prior to November 12, 2013. No other adjustments have been made to the supplemental financial information. The supplemental information provided does not purport to be indicative of what would have happened had the merger actually occurred as of the beginning of the period presented, nor is it indicative of results which may occur in the future.

Supplemental Summary of Combined Company Operating Income

	Twelve Months Ending December 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted

Net operating revenue	$269,912	$273,566	$543,478

Operating costs:
Operating expenses, excluding depreciation expense	95,214	100,757	195,971
Selling, general and administrative expenses	71,243	80,264	151,507
Amortization of program license rights	11,362	9,425	20,787
Corporate and other expenses	19,016	28,932	47,948
Depreciation and amortization	25,772	19,365	45,137
Loss on disposal of property and equipment, net	399	284	683
Merger-related expenses	13,079	16,364	29,443
Total operating costs	236,085	255,391	491,476
Operating income	$33,827	$18,175	$52,002

Supplemental Combined Company Selected Revenue Categories

	Twelve Months Ending December 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted
Local (gross)	$159,244	$154,291	$313,535
National (gross)	72,948	79,333	152,281
Political (gross)	4,058	3,882	7,940
Retransmission (gross)	48,123	45,596	93,719
Digital (gross)	9,751	9,842	19,593

Supplemental Combined Company Broadcast Cash Flow

	Twelve Months Ending December 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted

Operating income	$33,827	$18,175	$52,002
Add:
Corporate and other expenses	19,016	28,932	47,948
Depreciation and amortization	25,772	19,365	45,137
Loss on disposal of property and equipment, net	399	284	683
Program license rights, net	(246)	368	122
Merger-related expenses	13,079	16,364	29,443
Broadcast cash flow	$91,847	$83,488	$175,335

Net operating revenue	$269,912		$543,478

Broadcast cash flow margin	34%		32%

Supplemental Combined Company Corporate and Other Expenses
	Twelve Months Ending December 31, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted

Corporate and other expenses
Corporate (excluding depreciation and amortization)	$9,097	$14,744	$23,841
Corporate severance	1,184	(29)	1,155
Legacy benefit costs	(244)	2,399	2,155
Incentive compensation	10,646	10,330	20,976
Gray management fee	(1,769)	-	(1,769)
Other operating expenses	102	1,488	1,590
Total corporate and other expenses	$19,016	$28,932	$47,948

CONTACT:
Media General, Inc.
Lou Anne J. Nabhan, Vice President-Corporate Communications
804-887-5120
lnabhan@mediageneral.com